UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 3, 2002

MICRO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	00-06253 (Commission File Number)	33-0569235 (IRS Employer Identification No.)

2 Goodyear, Irvine, CA (Address of principal executive offices)	92618 (Zip Code)

Registrant’s telephone number, including area code:  (949) 837-3700

Item 5.—Other Events—Signing of financing agreement.

On September 3, 2002, Micro Therapeutics, Inc. (“MTI”) announced that it obtained a commitment from Micro Investment, LLC, a Delaware limited liability company, to lead a thirty million dollar ($30,000,000) private placement of newly issued shares of common stock of MTI, either as the sole or as a participating investor. Micro Investment’s principal investors are Warburg, Pincus Equity Partners, L.P. and The Vertical Group. The proceeds of the private placement will be used to finance the initial twenty-five million dollar ($25,000,000) payment in connection with MTI’s anticipated acquisition of Dendron GmbH, and for the anticipated short-term working capital needs of the acquired operations. Dendron GmbH is a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms.

The price per share in the private placement will be determined by a formula set forth in the definitive Securities Purchase Agreement (the “Purchase Agreement”) executed by MTI and Micro Investment at the opening of business on September 3, 2002. The formula is based on the closing price of MTI’s stock for the fifteen trading days ending September 10, 2002, but in no case will the price be outside a range of $2.079 to $2.50. The $2.079 minimum price is five cents higher than the closing price of MTI’s common stock on The Nasdaq National Market on the last trading day prior to the signing of the Purchase Agreement and is $0.009 higher than the closing price on September 3, 2002.

The private placement will occur in two-stages. The first stage involves the private placement of twenty million dollars ($20,000,000) in shares of common stock, and the second stage involves the private placement of ten million dollars ($10,000,000) in shares of common stock, in each case based on the per share price described above. It is possible that a limited number of accredited investors, with whom MTI has a pre-existing relationship, other than Micro Investment will participate in the private placement. If any such accredited investors do participate, the aggregate dollar amount of the private placement will be unchanged, and Micro Investment’s investment amount will be reduced based upon the level of investment by the other investors.

Prior to the closing of the second stage of the private placement, MTI will need to obtain stockholder approval in order to amend MTI’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock MTI is authorized to issue. The number of shares to be sold in the first stage of the private placement may be reduced if MTI does not have a sufficient number of shares of authorized common stock available for issuance based upon the per-share price to be determined as described above, and any such reduction would result in a corresponding increase in the number of shares issued in the second closing after MTI obtains stockholder approval to amend the Amended and Restated Certificate of Incorporation. MTI has agreed to prepare a proxy statement, file it with the Securities and Exchange Commission and distribute it to MTI stockholders as promptly as practicable after the first closing in order to obtain stockholder approval to amend the Amended and Restated Certificate of Incorporation to increase the number of MTI’s authorized shares of common stock, and to take any further action deemed appropriate at such time.

The shares issued in the private placement will not have been registered under the Securities Act of 1933, as amended, at the time of issuance, and until so registered the shares may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Purchase Agreement includes registration rights provisions that require MTI to prepare and file with the Securities and Exchange Commission, as soon as practicable after the second closing date, a registration statement for the purpose of registering under the Securities Act of 1933, all of the shares of MTI’s common stock that are sold to the investors pursuant to the Purchase Agreement.

The private placement will be made by MTI without a selling agent. This announcement is not an offer to sell securities of MTI, and any opportunity to participate in the private placement will be available to a very limited group of investors.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, including the registration rights provisions attached thereto, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. The press release describing the private placement and MTI’s execution of a purchase agreement with respect to the acquisition of Denrdon GmbH is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.—Exhibits

(c)  Exhibits.

Exhibit Number	Description

2.1	Securities Purchase Agreement dated September 3, 2002 by and between Micro Therapeutics, Inc. and the investors named therein.

99.1	Press Release dated September 3, 2002 (Incorporated by reference to Exhibit 99.1 of MTI’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 4, 2002).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

/s/ HAROLD A. HURWITZ
Harold A. Hurwitz Assistant Secretary and Chief Financial Officer

September 6, 2002

EXHIBIT INDEX

Exhibit Number	Description
2.1	Securities Purchase Agreement dated September 3, 2002 by and between Micro Therapeutics, Inc. and the investors named therein.
99.1	Press Release dated September 3, 2002 (Incorporated by reference to Exhibit 99.1 of MTI’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 4, 2002).

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